Exhibit 10.7

JOINT VENTURE AGREEMENT

BETWEEN

IAN SCHRAGER HOTELS LLC

AND

CHODOROW VENTURES LLC

EFFECTIVE AS OF SEPTEMBER 7, 1999

ARTICLE 1 DEFINITIONS

ARTICLE 2 PURPOSES AND TERM

2.1	Purposes

2.2	Term of Agreement

ARTICLE 3 OPERATIONS AT SCHRAGER HOTELS

3.1	Agreements with Hotel Owner

3.2	Initial Venture Operations

3.3	Future Venture Operations

3.4	Limitations Regarding Bar Operations

3.5	Right to Purchase Existing Venturer B Restaurants

ARTICLE 4 VENTURERS

4.1	Venturers

4.2	Additional Venturers

ARTICLE 5 ACTION OF VENTURERS AND COMPENSATION

5.1	Action of Venturers

5.2	Compensation

ARTICLE 6 REPRESENTATIONS AND COVENANTS OF VENTURER B

6.1	Representations of Venturer B

6.2	Restricted Activities

6.3	Efforts by Venturer B

6.4	No Assignment

ARTICLE 7 GENERAL PROVISIONS

7.1	Notices

7.2	Further Assurances

7.3	Binding Effect

7.4	Counterparts

7.5	Law Governing

7.6	Severability

7.7	Integration; Amendment

7.8	Captions

i

7.9	Indulgences, Etc

7.10	Waiver of Jury Trial

7.11	Consent to Jurisdiction

7.12	No Personal Liability

7.13	Conflict

ARTICLE 8 BUY-SELL

8.1	The Buy-Sell Right

8.2	Closing Procedure

8.3	Failure to Close by Seller

8.4	Failure to Close by Purchaser

ii

JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT (this “Agreement”) is effective as of September 7, 1999 by and between Ian Schrager Hotels LLC, a New York limited liability company (“Venturer A”) and Chodorow Ventures LLC, a Delaware limited liability company (“Venturer B”).

WHEREAS, Venturer A is engaged in the business of acquiring, owning and operating a group of hotels located in various cities in the United States and abroad;

WHEREAS, Venturer B is engaged in the business of acquiring, owning and operating restaurants and other food and beverage operations, including operations at certain hotels of Venturer A; and

WHEREAS, Venturer A and Venturer B desire to enter into this Agreement in order to jointly establish, own, operate and/or manage restaurants and bars and other food and beverage operations, in Schrager Hotels (as hereinafter defined) and elsewhere, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The defined terms used in this Agreement shall have the meanings specified below:

1.1                                 “Affiliate” of a specified Person means a Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person.  For this purpose, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “common control” shall have meanings correlative thereto.

1.2                                 “Agreement” means this Joint Venture Agreement, as it may be amended from time to time.

1.3                                 “Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York, New York are authorized or required by law to close.

1.4                                 “Buy-Sell Notice” shall have the meaning ascribed thereto in Section 8.1.

1.5                                 “Consent of the Venturers” means the consent or approval of all of the Venturers.

1.6                                 “Contract Date” has the meaning ascribed thereto in Section 8.2.

1.7                                 “EBITDA” has the meaning ascribed thereto in Section 3.5.

1.8                                 “Electing Venturer” has the meaning ascribed thereto in Section 8.1.

1.9                                 “Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association.

1.10                           “Hotel Owner” means the owner of a given Schrager Hotel, or if applicable, Ian Schrager Hotel Management LLC, Ian Schrager Hotels LLC, Ian Schrager London Limited, or any Affiliate of either of them to which such hotel has been leased.

1.11                           “Immediate Family” means, with respect to any individual, his or her spouse, parents, brothers, sisters, children, stepchildren, grandchildren and grandparents.

1.12                           “Initiating Venturer” has the meaning ascribed thereto in Section 8.1.

1.13                           “Interest Price” has the meaning ascribed thereto in Section 8.1.

1.14                           “Interests” shall mean the aggregate of all of the limited liability company and/or partnership interests issued to and owned by each Venturer pursuant to the Venture Operating Agreement for each Owned Entity, representing each Venturer’s aggregate rights in each Owned Entity, including, without limitation, the Venturer’s rights to share in profits and losses of each Owned Entity and the applicable Venture Operation, to receive distributions from each Owned Entity and to vote on matters subject to a vote of the Venturers, as provided in each Venture Operating Agreement.

1.15                           “Major Decisions” shall mean (i) all decisions defined as a “Major Decision” pursuant to the Venture Operating Agreements of each Owned Entity, and (ii) the decision of the Venturers to undertake an Offering.

1.16                           “Offering” shall have the meaning set forth in Section 3.5(b) of this Agreement.

1.17                           “Owned Entity” and “Owned Entities” have the meanings ascribed thereto in Section 3.1.

1.18                           “Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so requires.

1.19                           “Right to Purchase Period” shall have the meaning set forth in Section 3.5(a).

1.20                           “Schrager Hotel” means any hotel or hospitality facility owned or managed by an Affiliate of Ian Schrager.

1.21                           “Thirty-Day Period” shall have the meaning ascribed thereto in Section 8.1.

1.22                           “Venture” shall mean the joint venture created by the Venturers pursuant to the terms and conditions of this Agreement.

1.23                           “Venture Operation” and “Venture Operations” shall have the meanings ascribed thereto in Section 2.1 hereof.

1.24                           “Venturer” means any of Venturer A or Venturer B, and “Venturers” means, collectively, Venturer A and
Venturer B.

1.25                           “Venturer A” means Ian Schrager Hotels LLC, a Delaware limited liability company.

1.26                           “Venturer B” means Chodorow Ventures LLC.

All references herein to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require.  All accounting terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in accordance with generally accepted accounting principles and, except as expressly provided herein, all accounting determinations shall be made in accordance with generally accepted accounting principles, as in effect from time to time, consistently applied.

ARTICLE 2

PURPOSES AND TERM

2.1                                 Purposes.  Subject to the limitations set forth in this Agreement, Venturer A and Venturer B desire to, through Owned Entities, (i) establish, own, operate and/or manage restaurants and bars, in certain Schrager Hotels designated by Venturer A and approved by the Consent of the Venturers, and, subject to Section 3.4 below, to operate food and beverage operations at said designated Schrager Hotels, including room service, but excluding in-room minibars (together with those restaurants contemplated by clause (ii) below, each, a “Venture Operation”; and collectively, the “Venture Operations”), and (ii) if agreed upon by the Consent of the Venturers, to establish, own, operate and/or manage restaurants unrelated to any Schrager Hotels, it being agreed that neither Venturer A, nor Venturer B nor their respective Affiliates, nor Jeffrey Chodorow, has any obligation to offer any such restaurant opportunities to the Venture.

2.2                                 Term of Agreement.  The term of this Agreement shall end on the first to occur of (i) the date which is forty (40) years from the date hereof, (ii) the date on which either Venturer A or Venturer B no longer holds any Interests in any Owned Entities, and (iii) the Consent of the Venturers, in writing, to terminate this Agreement.

ARTICLE 3

OPERATIONS AT SCHRAGER HOTELS

3.1                                 Agreements with Hotel Owner.  Venturer A shall have the right to present to Venturer B, and the Venture shall have the right to accept or reject, acting by Consent of the Venturers, opportunities for the Venture to establish, own, operate and/or manage, either directly or through entities wholly owned by the Venturers (each an “Owned Entity”; collectively, the “Owned Entities”), Venture Operations at Schrager Hotels designated by Venturer A, and in connection therewith to provide food and beverage service to the applicable hotel.  In connection with each Venture Operation to be established, owned, operated or managed through an Owned Entity, Venturer A and Venturer B will enter, either directly or through an Affiliate, into a limited liability company agreement or partnership agreement, substantially in the form attached hereto as Exhibit A, but with such modifications as may be necessary to reflect differences in circumstances among the various Venture Operations (each a “Venture Operating Agreement”). Venturer B or an Affiliate of Venturer B shall receive a management fee, either directly or through an Affiliate (as Venturer B shall elect), with respect to each such Venture Operation equal to three percent (3%) of the gross receipts of such Venture Operation.  Said management fee shall be paid by the Owned Entity for the particular Venture Operation on a monthly basis.  Notwithstanding the foregoing, such management fee shall be paid to Venturer B or its Affiliate only to the extent that such Venture Operation produces a positive net cash flow (after the payment of all operating expenses, reserves and rent).  However, any management fee not paid to Venturer B or its Affiliate shall accrue and be paid out of the next available positive net cash flow (after the payment of all operating expenses, reserves and rent).  With respect to any Venture Operation in a Schrager Hotel, the Owned Entity shall enter into a lease (or, if necessary to comply with applicable liquor laws, a management agreement or consulting agreement) with Hotel Owner on market terms to be negotiated, provided that it is anticipated that the rent or base fee to Hotel Owner shall be the greater of (a) a negotiated market base rent or fee and (b) seven (7%) percent of the gross receipts of the Venture Operation, as such percentage may be adjusted to reflect relevant market conditions.  Any lease shall be substantially in the form of the lease attached hereto as Exhibit B, but with such modifications as may be necessary to reflect differences in circumstances among the various Venture Operations.  It is further understood that said consulting agreement or lease will set forth the specific rent or fee arrangements and the specific obligations of the Owned Entity and the Hotel Owner with respect to the designated Schrager Hotel, and will further be modified to the extent necessary to conform with the law of the jurisdiction where the applicable Venture Operation is located.

3.2                                 Initial Venture Operations. Schedule II attached hereto lists those Venture Operations which are currently leased to or managed by Venturer B or an Affiliate thereof, and which are intended to be governed by this Agreement.  Each applicable Venture Operating Agreement shall set forth the amount of capital contributions by the Venturers attributable to each such Venture Operation.  With respect to Asia de Cuba (Morgans), Asia de Cuba (Mondrian) and The Blue Door (Delano), which are subject to existing leases or management/consulting agreements, concurrently with the execution of this Agreement, (i) said leases or management/consulting agreements shall be modified on terms mutually satisfactory to Venturer A and Venturer B and otherwise to conform to the terms of this Agreement and (ii) Venturer A and Venturer B shall enter into a Venture Operating Agreement for each Venture Operation listed on Schedule II.

3.3                                 Future Venture Operations.  It is anticipated that Venturer A will offer to Venturer B the opportunity to enter into agreements to operate five (5) Venture Operations during the four (4) year period following the date of this Agreement, including for purposes of determining whether Venturer A has offered to Venturer B at least five (5) opportunities for Venture Operations, those Venture Operations listed on Schedule II as St. Martin’s Lane and Sanderson, but excluding for these purposes those Venture Operations listed on Schedule II as Asia de Cuba (Morgans), Asia de Cuba (Mondrian) and Blue Door (Delano). In addition, to the extent that Venturer A is involved in the renovation and redevelopment of the St. Moritz in New York, New

York as a hotel, one of the opportunities expected to be offered to Venturer B is a restaurant located in such renovated and redeveloped hotel. Venturer A will provide Venturer B with notice as soon as Venturer A is reasonably certain that it will be offering to Venturer B the opportunity to enter into agreements for a Venture Operation and the particular city in which such opportunity would be available.  It is anticipated that each Venture Operating Agreement for future Venture Operations will provide that capital shall be contributed as follows:  (i) capital to fund construction or build-out of the applicable Venture Operation, together with capital to cover pre-opening expenses, shall be advanced eighty (80%) percent by Venturer A and twenty (20%) percent by Venturer B; and (ii) to the extent capital is required for the working capital needs of the applicable Venture Operation or Owned Entity or for a concept change required under the terms of the lease for the Venture Operation, same shall be advanced, fifty (50%) percent by Venturer A and fifty (50%) percent by Venturer B.  Notwithstanding the foregoing, to the extent that a Hotel Owner funds amounts which Venturer A and Venturer B agree are in lieu of amounts that the Owned Entity would otherwise be required to fund for construction or build out of, or pre-opening expenses in connection with, a particular Venture Operation for use by the Owned Entity pursuant to the applicable Venture Operating Agreement, such amounts (hereinafter referred to as “Agreed Hotel Owner Advances”) shall reduce Venturer A’s obligation to make capital contributions pursuant to clause (i) of the preceding sentence by the amount of such Agreed Hotel Owner Advances.

3.4                                 Limitations Regarding Bar Operations.  Notwithstanding anything to the contrary in this Agreement, unless otherwise expressly provided in any lease or consulting agreement entered into with respect to a specific Schrager Hotel pursuant to Section 3.1 above, the Venturers acknowledge that the applicable Hotel Owner shall be entitled to enter into an agreement which provides for any other Person designated by Venturer A to operate any bar, nightclub or “Lobby Table facility” within such Schrager Hotel.

3.5                                 Right to Purchase Existing Venturer B Restaurants.  (a) As used in this Section 3.5, the term “Right to Purchase Period” shall mean the period of time from the date hereof until the first to occur of the following:

(i)                                     such date as is four (4) years from the effective date of this Agreement, provided that if on the date that is four (4) years from the effective date of this Agreement the Venturers have not completed an Offering (as hereinafter defined) but Venturer A has retained or hired an investment advisor or underwriter and is then actively engaged in the process of attempting to consummate an Offering, such date shall be extended to the date that is four (4) years and six (6) months from the effective date of this Agreement;

(ii)                                  such date as Venturer B no longer owns any Interests in the Owned Entities; or

(iii)                               such date as Jeffrey Chodorow is deceased or permanently incapacitated.

(b)  As used in this Agreement, the term “Offering” shall mean any of the following if approved by the Consent of the Venturers:  a public offering of equity securities by the Venturers in the Owned Entities, a private equity offering by the Venturers in the Owned

Entities, a joint venture by the Venturers in respect of the Owned Entities, a syndication by the Venturers in respect of the Owned Entities, another transaction whereby a third party investment is made in the Owned Entities or a sale of the Owned Entities.  The term “Offering” shall not include any transaction which does not relate to all of the Owned Entities and all Venture Operations.  The term “Offering” shall not include any transaction pursuant to any exercise of the Buy/Sell Rights set forth in Article 8 hereof.

(c) As used in this Section 3.5, the term “Subject Venturer B Restaurants” shall mean all restaurants then owned by Venturer B or its Affiliates (including, without limitation, China Grill Restaurants, China Grill Cafes and Tuscan Steak Restaurants) for which all required consents of third-party landlords to the transfer may be obtained without payment of any consideration therefor except for the landlord’s reasonable out-of-pocket costs in connection with reviewing the request for transfer and without imposition of any conditions to the transfer which are not acceptable to Venturer B in its sole discretion. Venturer B represents that, to the best of Venturer B’s knowledge, except as set forth on Exhibit D attached hereto, the leases with third-party landlords for restaurants currently owned by Venturer B or its Affiliates (including, without limitation, China Grill Restaurants, China Grill Cafes and Tuscan Steak Restaurants) do not require landlord’s consent to transfer, or, if landlord’s consent is required for transfer, do not require payment of any consideration therefor except for the landlord’s reasonable out-of-pocket costs in connection with reviewing the request for transfer and do not impose any conditions to the transfer which are not acceptable to Venturer B.

(d) As used in this Agreement, the term “EBITDA” shall mean net income, determined in accordance with generally accepted accounting principals consistently applied, but without deduction for: management fees of affiliates of the Venturers or the members or partners of the Venturers; interest expense; income taxes and other taxes based upon an Owned Entity’s income or profits regardless of how denominated (but not any taxes based on an Owned Entity’s gross revenues); depreciation; and amortization.  EBITDA shall be fairly and reasonably adjusted to take into consideration any period of time during the period for which EBITDA is being determined in which any Subject Venturer B Operation is closed due to casualty.

(e) During the Right to Purchase Period (except as provided in Section 3.5(f) below), Venturer A shall have the right to cause an Owned Entity (i.e. an Entity owned by Venturer A and Venturer B) to purchase, but only concurrently with the closing of an Offering approved by Venturer B, all, but not less than all, Subject Venturer B Restaurants.  The purchase price for said Subject Venturer B Restaurants shall be paid in cash by such Owned Entity to Venturer B concurrently with the closing of the Offering and shall be equal to the aggregate of the prices for all of the Subject Venturer B Restaurants, each of which shall be priced at an amount equal to the greater of (i) 5.5 times the EBITDA for the particular Subject Venturer B Restaurant, but in no event less than zero; or (ii) in the case of any Subject Venturer B Restaurant which does not have an operating history of twenty-four (24) months, the total amount paid for tenant improvements, furniture, fixtures and equipment, smallwares and pre-opening expenses for the particular Subject Venturer B Restaurant by Venturer B and its Affiliates and any other co-owner thereof.

(f)  Notwithstanding the foregoing provisions of this Section 3.5, if prior to the expiration of the Right to Purchase Period, Venturer B or any of its Affiliates receives an offer for the purchase of all Subject Venturer B Restaurants representing one or more of its brands or concepts (i.e. such offer must be for all Subject Venturer B Restaurants which are China Grills and/or all Subject Venturer B Restaurants which are Tuscan Steaks), which Venturer B desires to accept, Venturer B may accept said offer and consummate such sale, and the right of Venturer A to cause an Owned Entity to purchase said restaurant or restaurants shall be null and void as to said restaurant or restaurants, subject only to the following:

(i)                                     With respect to any offer whereby following such proposed sale Venturer B, Jeffrey Chodorow or an Affiliate shall no longer be involved in the ownership, operation or management of the Subject Venturer B Restaurants which are the subject of the offer, Venturer B or its Affiliate shall provide written notice to Venturer A of such offer, and thereafter, for a period of ten (10) days following receipt of such notice by Venturer B, Venturer A and Venturer B shall negotiate with respect to the purchase of the Subject Venturer B Restaurants which are the subject of the offer.  If, following such ten-day period, Venturer A and Venturer B have not reached agreement satisfactory to Venturer A in its sole discretion and satisfactory to Venturer B in its sole discretion with respect to the purchase by an Owned Entity of the Subject Venturer B Restaurants which are the subject of the offer, the right of Venturer A to cause a purchase of said Subject Venturer B Restaurant or Restaurants as set forth in this Section 3.5 shall terminate and be of no further force or effect and Venturer B and its Affiliates may sell and convey said Subject Venturer B Restaurant or Restaurants free and clear of any right of Venturer A to cause a purchase of same.

(ii)                                  With respect to any offer whereby following such proposed sale Venturer B, Jeffrey Chodorow or an Affiliate shall remain involved in the ownership, operation or management of the Subject Venturer B Restaurants which are the subject of the offer, Venturer B shall first offer Venturer A, by written notice (the “Offer Notice”), the right to cause an Owned Entity to purchase such Subject Venturer B Restaurant or Restaurants on the same terms and conditions as are set forth in said offer; provided, that, if Venturer A does not accept said offer within twenty (20) days from its receipt of said Offer Notice, then the right of Venturer A to cause a purchase of said Subject Venturer B Restaurant or Restaurants as set forth in this Section 3.5 shall terminate and be of no further force or effect and Venturer B and its Affiliates may sell and convey said Subject Venturer B Restaurant or Restaurants, for a price which is not less than ninety percent (90%) of the price stated in the original offer and otherwise on such terms and conditions as Venturer B shall elect, free and clear of any right of Venturer A to cause a purchase of same.  If, following Venturer A’s failure to accept the offer set forth in the Offer Notice, Venturer B and its Affiliates wish to sell and convey said Subject Venturer B Restaurant or Restaurants at a price which is less than ninety percent (90%) of the price stated in the original offer, Venturer B must again provide an Offer Notice to Venturer A, offering Venturer A the right to cause an Owned Entity to purchase such Subject Venturer B Restaurant or Restaurants on the same terms and conditions as are set forth in said revised offer, and the provisions of this paragraph (ii) shall continue to apply.

The rights to purchase as set forth in this Section 3.5(f) shall not be applicable to any offer that Venturer B or its Affiliates may receive from any Person to invest in or acquire an interest in any Subject Venturer B Restaurants so long as Jeffrey Chodorow and/or Linda Chodorow and/or their Affiliates will control the entity that owns the Subject Venturer B Restaurant or Restaurants after the consummation of said transaction, including the ability to cause a sale or transfer of any such Subject Venturer B Restaurants to an Owned Entity in accordance with Section 3.5(e).

(g) Notwithstanding anything to the contrary contained in this Section 3.5,  neither Venturer A nor Venturer B shall be obligated to contribute any capital to any Owned Entity in order for Venturer A to cause an Owned Entity to exercise any of the rights under Section 3.5 of this Agreement to purchase Subject Venturer B Restaurants, it being the intention of the parties that any funds for the exercise of such rights will be obtained from third party sources.

ARTICLE 4

VENTURERS

4.1                                 Venturers.  The Venturers are the Persons listed on Schedule I attached hereto.

4.2                                 Additional Venturers.  Except as expressly provided herein, neither Venturer shall have the right to assign their rights and obligations under this Agreement to any Person without the prior written consent of the other Venturer.

ARTICLE 5

ACTION OF VENTURERS AND COMPENSATION.

5.1                                 Action of Venturers.  Except as otherwise expressly set forth herein, all decisions or actions contemplated by this Agreement, including, without limitation, the decision to enter into Venture Operating Agreements and to establish, own, operate and/or manage Venture Operations, shall require the Consent of the Venturers.  No Venturer may do or take any action under this Agreement which would be binding upon any other Venturer.

5.2                                 Compensation.  The Venturers shall not receive any salary for services rendered to the Venture, provided, however, that notwithstanding anything to the contrary contained herein, Venturer B shall be entitled to receive, with respect to each Venture Operation, the management fee provided for in Section 3.1.

ARTICLE 6

REPRESENTATIONS AND COVENANTS OF VENTURER B

6.1                                 Representations of Venturer B.  Venturer B hereby represents and warrants to Venturer A as follows:

(a) the schedule attached hereto and made a part hereof as Exhibit C lists each restaurant, bar, catering establishment or other food and beverage facility (whether or not located in a hotel) that Venturer B, Jeffrey Chodorow, or their Affiliates operate or currently plan to operate, or in which Venturer B, Jeffrey Chodorow, or their Affiliates has or currently plans to acquire an ownership or financial interest (collectively, the “Current Projects”).

(b) Jeffrey Chodorow and/or Linda Chodorow and/or members of their Immediate Family currently own not less than 50.1% of the ownership interests in Venturer B.

6.2                                 Restricted Activities.

(a) For purposes of this Article 6 only, the term “Venturer B Affiliates” means any Person who is controlled, directly or indirectly, by Jeffrey Chodorow or Linda Chodorow.

(b) In recognition of the benefits that Venturer B and its principals will derive from this Agreement and from the opportunity, through Owned Entities, to establish, own, operate and/or manage Venture Operations at Schrager Hotels as provided in Section 3.1, Jeffrey Chodorow and Linda Chodorow agree that, during the term of this Agreement, so long as Jeffrey Chodorow is alive and not disabled, neither Jeffrey Chodorow nor Linda Chodorow, nor any Venturer B Affiliates, will, directly or indirectly, operate, manage, provide services to or acquire a financial or ownership interest in:

(i)            any restaurant, bar or similar food or beverage facility at any hotel, extended-stay facility, resort, spa or similar hospitality or lodging facility, regardless of location, except (A) Venture Operations, (B) the Current Projects, or (C) any restaurant, bar or similar food or beverage facility at any hotel or other facility which is affiliated with or a part of a casino; or

(ii)           any restaurant, bar or similar food or beverage facility that is identical or substantially identical in name or menu as any Venture Operation.

(c) In furtherance and not in limitation of the foregoing, and except as may be subsequently agreed in writing by Venturer A and Venturer B, neither Jeffrey Chodorow nor Linda Chodorow, nor any Venturer B Affiliates, will, directly or indirectly, operate, manage, provide services to or acquire a financial or ownership interest in any restaurant, bar or similar food or beverage facility located within the city where any Venture Operation is located (other than the cities in which those Venture Operations listed on Schedule II hereto are located), for a period of two years from the date of opening of such Venture Operation (except for any restaurant, bar or similar food or beverage facility owned, operated or in development (as evidenced by an executed lease, consulting agreement, executed letter of intent or other binding agreement for space) by Jeffrey Chodorow, Linda Chodorow or any Venturer B Affiliate and existing in such city prior to the opening of such Venture Operation).

(d) In addition to the restrictions set forth in Section 6.2(b) and (c) above, each lease, management agreement or consulting agreement for a Venture Operation will contain a restriction providing that Venturer B Affiliates will not, directly or indirectly, operate, manage, provide services to or acquire a financial or ownership interest in any restaurant, bar or similar food or beverage facility, located within a geographic radius of such Venture Operation (which geographic radius shall be more limited than the geographic radius provided for in Section 6.2(c)) to be more particularly set forth in the lease, management agreement or consulting agreement entered into with respect to such Venture Operation, for so long as such lease, management agreement or consulting agreement remains in effect and for one year thereafter (except for any restaurant, bar or similar food or beverage facility owned, operated or in development (as evidenced by an executed lease, consulting agreement, executed letter of intent or other binding agreement for space) by any Venturer B Affiliate or in which any Venturer B Affiliate has an interest and existing in such radius area prior to the opening of such Venture Operation).

(e) Nothing contained in this Section 6.2 or elsewhere in this Agreement shall be deemed to invalidate or make ineffective any geographic restriction or other restrictive covenant contained in any lease, management or operating agreement with respect to any operation of Venturer B Affiliates in a Schrager Hotel, each of which shall remain in full force and effect in accordance with its terms.

(f) Notwithstanding anything to the contrary contained in this Agreement, the restrictions contained in Section 6.2(b) and (c) shall terminate on expiration of the Right to Purchase Period unless prior to such date Venturer A has offered at least five (5) opportunities for Venture Operations (including for purposes of determining whether Venturer A has offered Venturer B at least five (5) opportunities for Venture Operations, those Venture Operations listed on Schedule II as St. Martin’s Lane and Sanderson, but excluding for these purposes those Venture Operations listed on Schedule II as Asia de Cuba (Morgans), Asia de Cuba (Mondrian) and Blue Door (Delano)) in Schrager Hotels.

(g) Notwithstanding anything to the contrary contained in this Agreement, except as expressly provided in Section 8.5 hereof, the restrictions contained in Section 6.2(b) and (c) shall terminate on expiration of the Right to Purchase Period unless prior to such date Venturer A and Venturer B have jointly consummated an Offering (as said term is defined in Section 3.5(b) hereof).

(h) The Venturers consider the provisions in this Section 6.2 to be reasonable and valid with respect to duration, geographic scope and all other respects, and to be enforceable in accordance with the requirements of all applicable laws, statutes, orders, rules and regulations.  Notwithstanding the foregoing, if any court of competent jurisdiction determines, by a final and nonappealable order, that any provision in this Section 6.2, or any portion thereof, is invalid or unenforceable, the remaining provisions shall not thereby be affected and shall be given full effect, without regard to any invalid provisions or portions thereof.  Any provisions or parts thereof that are deemed to exceed the temporal, geographic or occupational limitations permitted by applicable laws shall be reformed to the maximum temporal, geographic or occupational limitations permitted by law and in accordance with applicable law.

(i)  Venturer B acknowledges that the provisions of this Section 6.2 are necessary for the protection of the goodwill and other legitimate business interests of Venturer A and the Owned Entities, and that a breach of these provisions by Venturer B would cause Venturer A and the Owned Entities (and accordingly, the Venture Operations) irreparable injury for which money damages would not afford an adequate remedy.  Venturer B accordingly agrees that Venturer A shall be entitled to seek and obtain injunctive or other similar, equitable relief to prevent any breach of this Section 6.2.

(j)  The provisions of this Section 6.2 shall be enforceable only by Venturer A; and shall be enforceable by Venturer A only so long as Ian Schrager is involved in the management or ownership of Venturer A; and may not be assigned, pledged or transferred by Venturer A; provided, however, Venturer B acknowledges and agrees that, if requested by Venturer A, Venturer B will acknowledge and agree that the provisions of this Section 6.2 will, subject to all of the terms and conditions hereof, run to the benefit of, and be enforceable by, a Person which has acquired and continues in ownership of substantially all of the chain of then-existing Schrager Hotels, which shall be deemed to mean the acquisition of no less than ten (10) such Schrager Hotels; and may not be further assigned by such Person.

6.3                                 Efforts by Venturer B.  Venturer B expressly acknowledges and agrees that an essential condition of this Agreement, and a prime motivating inducement for Venturer A to enter into this Agreement is Venturer B’s representation and agreement that Jeffrey Chodorow (prior to his death, insanity, incompetency or other legal incapacity), individually, will, to the extent he is permitted by applicable law to do so, devote such time and attention to the development and operation of the business of the Owned Entities and the Venture Operations as is reasonably necessary to fulfill the duties and obligations of Venturer B under each Venture Operating Agreement.  Accordingly, Jeffrey Chodorow, by executing this Agreement, hereby acknowledges that he shall, to the extent he is permitted by applicable law to do so, personally devote substantial time, effort and attention (but not his full time, effort and attention) to the business of the Owned Entities and the Venture Operations. The Venturers acknowledge that much of Jeffrey Chodorow’s time, effort and attention to the business of the Owned Entities and Venture Operations will be spent at locations other than at the physical premises of particular Venture Operations. Notwithstanding the foregoing, the Venturers acknowledge that Jeffrey Chodorow currently is, and may in the future be, involved in business ventures other than the Owned Entities and Venture Operations, including restaurants, requiring his substantial time, effort and attention; provided, however, that Jeffrey Chodorow (i) represents and warrants that none of such other business ventures contractually limit his ability to perform his obligations hereunder and (ii) agrees that he will not enter into any such business ventures contractually limiting his ability to perform his obligations hereunder.

6.4                                 No Assignment. Except as expressly set forth in Section 6.2(j), the representations, warranties and agreements of Venturer B, Jeffrey Chodorow and Linda Chodorow set forth in this Article 6 shall inure only to the benefit of Venturer A, and shall not be assignable to or enforceable by any other Person.

ARTICLE 7

GENERAL PROVISIONS

7.1                                 Notices.  Except as specifically provided elsewhere in this Agreement, all notices, requests or consents to any Venturer hereunder shall be in writing (including facsimile) and shall be given at the Venturer’s address or facsimile number set forth on Schedule I (in each instance, with a copy to McDermott, Will & Emery, 50 Rockefeller Plaza, New York, New York 10020, Attention:  Keith M. Pattiz, Esq. and with an additional copy to Blank Rome Comisky & McCauley, LLP, One Logan Square, Philadelphia, Pennsylvania 19103, Attention:  G. Craig Lord, Esq.) or such other address or facsimile number as such Venturer may hereafter specify by written (including facsimile) notice to the other Venturer.  Each such notice, request or consent shall be given (a) by hand delivery, (b) by nationally recognized courier service or (c) by facsimile, receipt confirmed.  Each such notice, request or consent shall be effective (a) if by hand delivery or by nationally recognized courier service, when delivered at the address specified in this Section and (b) if by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate answer back or confirmation is received.

7.2                                 Further Assurances.  Each Venturer hereby agrees to execute all certificates, counterparts, amendments, instruments or documents that may be required by the laws of the various states in which the Owned Entities do business.

7.3                                 Binding Effect.  This Agreement and all of the terms and provisions hereof shall be binding upon, and shall inure to the benefit of, the Venturers, and their respective legal representatives, heirs, successors and permitted assigns, except as expressly noted otherwise herein and except that no Venturer may assign or transfer his, her or its rights or obligations under this Agreement in any manner other than as provided herein.

7.4                                 Counterparts.  This Agreement and any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one Agreement (or amendment, as the case may be).

7.5                                 Law Governing.  THIS AGREEMENT AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7.6                                 Severability.  If any provision of this Agreement shall be finally determined to be unlawful or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, this Agreement shall be reformed and construed in any such jurisdiction or case as if such unlawful or unenforceable provision had never been contained herein and such provision reformed so that it would be lawful and enforceable to the maximum extent permitted in such jurisdiction or in such case, and every other provision of this Agreement shall remain in full force and effect.

7.7                                 Integration; Amendment.  This Agreement contains the entire understanding among the Venturers with respect to the subject matter hereof and supersedes any prior understandings, inducements or conditions, expressed or implied, written or oral, among them respecting the subject matter contained herein.  This Agreement may not be modified or amended other than by an agreement in writing executed by all of the Venturers.

7.8                                 Captions.  Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

7.9                                 Indulgences, Etc.  Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

7.10                           Waiver of Jury Trial.  Each of the Venturers hereto waive, to the extent permitted by law, trial by jury in any action or proceeding arising out of any matter connected with this Agreement and/or the Venture or any controversy or dispute by, between or among any of the Venturers in connection with any matter relating to the Venture.

7.11                           Consent to Jurisdiction.  Each of the Venturers (a) submits to the jurisdiction of the courts of the State of New York with respect to any action or proceeding arising out of or in connection with this Agreement or the transactions herein contemplated,  (b) agrees that it may be served with any summons, complaint, process, pleading or notice in respect to the foregoing, relating to any such action or proceeding in the courts of the State of New York, by mailing a copy of the same to it at the address set forth for, and in the manner in which, a notice or communication would be required to be mailed pursuant to the provisions hereof, and (c) agrees that such mailing shall confer jurisdiction in personam over it with the same force and effect as if it were personally served within the State of New York.

7.12                           No Personal Liability. Notwithstanding anything to the contrary contained herein or elsewhere, neither Jeffrey Chodorow nor Linda Chodorow shall have any personal liability for damages or otherwise pursuant to or in connection with this Agreement, provided that injunctive relief (and not any other relief or remedy) may be obtained against Jeffrey Chodorow and/or Linda Chodorow in the event that they breach any of their representations or covenants in Section 6.2 or 6.3 of this Agreement.

7.13                           Conflict. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any Venture Operating Agreement, the terms of the Venture Operating Agreement shall prevail as to all matters respecting the Venture Operation to which the Venture Operating Agreement pertains.

ARTICLE 8

BUY-SELL

8.1                                 The Buy-Sell Right.  (a)                    In the event that the Venturers are unable to reach an agreement with respect to a Major Decision (other than the type of Major Decision specified in paragraph (b) below) at any time after expiration of the Right to Purchase Period, any Venturer (the “Initiating Venturer”) shall have the right to serve written notice (“Buy-Sell Notice”) on the other (the “Electing Venturer”), only within the period of time ending sixty (60) days after the initial dispute with respect to such Major Decision arose, setting forth that the Initiating Venturer is willing to pay a price for all of the Owned Entities’ assets equal to the amount determined by adding together, for each Venture Operation, the greater of (i) 5.5 times the EBITDA for the particular Venture Operation (without deduction for the management fee paid to Venturer B or its Affiliate) for the twelve-full calendar months immediately prior to the delivery of the Buy-Sell Notice (such twelve-month period, the “Applicable Period”), but in no event less than zero, and (ii) in the case of any Venture Operation which does not have an operating history of twenty-four (24) months, the total amount paid for tenant improvements, furniture, fixtures and equipment, smallwares and pre-opening expenses for the particular Venture Operation by Venturer A and Venturer B.  In calculating the price as aforesaid, EBITDA shall be fairly and reasonably adjusted to take into consideration any period of time during the Applicable Period in which operations of any Venture Operation are closed due to casualty or a concept change, provided, that, such adjustment shall be made to EBITDA with respect to any such Venture Operations if and only if two or more Venture Operations are closed due to casualty or a concept change for a period of time during the Applicable Period.  The Buy-Sell Notice shall also contain a statement of the amount of cash (the “Interest Price”) which would be received by each Venturer if all the Owned Entities’ assets were sold for the price set forth in the Buy-Sell Notice, and (i) loans made by any Venturer to any Owned Entity were repaid from gross proceeds thereof, (ii) transfer taxes which would be incurred in the event of such a sale where paid from the gross proceeds thereof and (iii) the remaining proceeds were distributed to the Venturers in accordance with the relevant provisions of the Venture Operating Agreements of the Owned Entities.  Any Venturer shall have the right to request, within ten (10) Business Days after the delivery of the Buy-Sell Notice, that the Interest Price be reviewed by an independent accounting firm satisfactory to Venturer A and Venturer B and such review shall be conclusive and binding absent manifest error.  Within thirty (30) days after the later of (i) delivery of the Buy-Sell Notice or (ii) delivery of the accountant’s report, if requested pursuant to the preceding sentence (the “Thirty-Day Period”), the Electing Venturer shall elect either (A) to purchase the Initiating Venturer’s Interests or (B) to sell its Interests to the Initiating Venturer at the Interest Price of the Electing Venturer.  Failure to deliver written notice of election within the Thirty-Day Period shall be deemed an irrevocable election by the Electing Venturer to sell its Interests to the Initiating Venturer at the Interest Price of the Electing Venturer.

(b) Notwithstanding the foregoing, the Venturers’ inability to reach an agreement with respect to any decision whether to pursue an opportunity to own or operate any particular restaurant shall not give rise to the buy-sell right set forth in this Article 8. In addition, in the event the Venturers disagree over whether to proceed with a particular Offering (in the case where Venturer A wishes to proceed with such Offering and Venturer B does not wish to proceed with such Offering) at any time after the third (3rd) anniversary of the date hereof,

Venturer A may exercise the buy-sell right set forth in this Article 8, provided, that such buy-sell right shall only be exercisable if: (1) the Venturers have failed to reach agreement with respect to such Offering after a good faith effort by the Venturers to negotiate such an agreement; (2) the contemplated Offering provided for market-level compensation to be paid to Jeffrey Chodorow, Venturer B or an Affiliate for his or its ongoing role as manager of the Owned Entities; and (3) Venturer A has the actual intention of proceeding with such Offering and is prepared, in good faith, to proceed with same following exercise of the buy-sell rights.  If Venturer A exercises a buy-sell permitted by the immediately preceding sentence, the restrictions set forth in Section 6.2 on the activities of Jeffrey Chodorow and Linda Chodorow shall be null and void and of no further force or effect.

8.2                                 Closing Procedure.  If the Electing Venturer shall elect to purchase the Initiating Venturer’s Interests, the Electing Venturer shall make a deposit upon the delivery of its election to the Initiating Venturer equal to the greater of $1,000,000 or five (5%) of the Interest Price of the Initiating Venturer’s Interests.  If the Electing Venturer shall elect (or is deemed to have elected to) sell its Interests to the Initiating Venturer, the Initiating Venturer shall make within thirty (30) days after the Electing Venturer’s election (or deemed election) a deposit equal to the greater of $1,000,000 or five (5%) of the Interest Price of the Electing Venturer’s Interests.  The foregoing deposit shall be made in cash or by letter of credit issued by a New York clearinghouse bank and shall be held in an interest-bearing account with the an attorney or law firm reasonably acceptable to the Venturers, pursuant to customary escrow provisions in a bank or trust company in New York, New York.  All interest earned on the deposit shall be paid to the purchasing Venturer, subject to the provisions of Section 8.4 below.  On the date that the Electing Venturer elects to buy or sell (or is deemed to have elected to sell) and the required deposit shall have been delivered (the “Contract Date”), the Venturers shall be deemed to have entered into a binding agreement for the purchase and sale of the selling Venturer’s Interests.  The closing shall be held no later than six (6) months after the Contract Date.  Time shall be of the essence with respect to the obligations hereunder of the Venturers.  At the closing, the selling Venturer shall execute such instruments and documents as may be necessary or appropriate to transfer the Interests of the selling Venturer to the purchasing Venturer free and clear of all liens, claims or encumbrances and to withdraw the selling Venturer from all of the Owned Entities with no further right, title or interest therein.  At the closing, the Owned Entities shall indemnify, defend and hold harmless the selling Venturer with respect to any future (but not with respect to pre-existing) liabilities arising from its interests in the Owned Entities (except to the extent caused by such selling Venturer).

8.3                                 Failure to Close by Seller. If on the closing date established above, the purchasing Venturer shall tender the Interest Price but the selling Venturer shall fail or refuse to transfer its Interests as required above, then the purchasing Venturer shall have any and all rights and remedies at law or in equity, including an action for specific performance.  All expenses incurred by the purchasing Venturer in connection with the proposed purchase or with respect to the default by the selling Venturer shall be offset against the Interest Price payable by the purchasing Venturer.

8.4                                 Failure to Close by Purchaser.  If on the closing date established above, the selling Venturer shall tender the documents required above but the purchasing Venturer shall fail or refuse to tender the Interest Price, then the selling Venturer shall be entitled to receive and retain the deposit, together with interest thereon, as liquidated damages (it being agreed that the amount of damages would be difficult to ascertain and that such amount is a fair estimate of the actual damages), and the purchasing Venturer shall have no further right to initiate a buy-sell pursuant to this Article 8.  In addition, at the election of the selling Venturer, the defaulting purchasing Venturer shall be deemed to have elected, on the date of its failure to close hereunder, to sell its Interests in accordance with Section 8.1 above to the selling Venturer.  The selling Venturer shall make its election, by written notice, within thirty (30) days of purchasing Venturer’s default hereunder if it wishes to make such election in which event the procedures of Section 8.2 shall apply and all expenses incurred by the selling Venturer in connection with the proposed purchase or with respect to the default by the selling Venturer shall be offset against the Interest Price payable by the selling Venturer in acquiring the defaulting purchasing Venturer’s Interests hereunder.

8.5                                 Restrictions in Section 6.2.  In the event of the closing of a buy-sell under this Article 8 wherein Venturer A is the purchasing Venturer, notwithstanding anything to the contrary set forth in this Agreement, the restriction contained in Section 6.2(b)(ii) shall survive the termination of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement, as of the date first above written.

VENTURER A

IAN SCHRAGER HOTELS LLC

By:	/s/ Ian Schrager
Ian Schrager, President

VENTURER B

CHODOROW VENTURES LLC

By:	/s/ Jeffrey Chodorow
Jeffrey Chodorow

AS TO THE COVENANTS AND AGREEMENTS PURSUANT TO ARTICLE 6 OF THIS AGREEMENT:

/s/ Jeffrey Chodorow
Jeffrey Chodorow, individually

/s/ Linda Chodorow
Linda Chodorow, individually

SCHEDULE I

Venturer

Ian Schrager Hotels LLC
475 Tenth Avenue
New York, New York 10018

Chodorow Ventures LLC
420 Lincoln Road
Suite 448
Miami Beach, Florida 33139

SCHEDULE II

Current Venture Operations

1.                                       Food and beverage operations - Morgans Hotel, New York

2.                                       Food and beverage operations - Mondrian Hotel, Los Angeles

3.                                       Food and beverage operations - Delano Hotel, Miami Beach

4.                                       Food and beverage operations - St. Martin’s Lane Hotel, London

• Asia de Cuba

• SaintM

• Seabar

• Light Bar

5.                                       Food and beverage operations - Sanderson Hotel

• To be named Spa Cuisine Restaurant

• To be named bar

EXHIBIT A

[ATTACH FORM OF LLC OPERATING AGREEMENT]

EXHIBIT B

[ATTACH FORM OF LEASE]

EXHIBIT C

EXISTING/PENDING/PLANNED PROJECTS

New York City, New York

China Grill

Asia de Cuba

Tuscan Steak (coming 2000)

Miami, Florida

China Grill

Tuscan Steak

Red Square

Blue Door

Blue Sea

Aventura, Florida

Newsroom

Los Angeles, California

Asia de Cuba

Las Vegas, Nevada

China Grill

Red Square

rumjungle

Rock Lobster

London, England

Asia de Cuba

Saint M

Sea Bar

Light Bar

West Palm Beach, Florida

Concept to be determined

Note:  Jeffrey Chodorow and/or Linda Chodorow also own interests in Chaos (a New York City nightclub), NOA (a Miami Beach noodle shop) and Lou’s (a Miami Beach sandwich shop).  The Joint Venture has no right to acquire these interests and ownership of such interests shall not violate any covenant in the Joint Venture Agreement.

EXHIBIT D

[CONSENTS]